Exhibit 99.1

IHS Towers Limited

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town, Grand Cayman

KY1-9008 Cayman Islands

January 27, 2020

Re: IHS Towers Limited — Registration Statement on Form F-1

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

IHS Towers Limited, a Cayman Islands exempted company with limited liability incorporated under the Companies Law (the “Company”), a foreign private issuer, is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares (the “Offering”).

The Company has included in the Registration Statement the audited consolidated financial statements of IHS Holding Limited as of December 31, 2018. The Company has historically conducted its business through IHS Holding Limited and its subsidiaries, and therefore the historical consolidated financial statements present the financial position and results of operations of IHS Holding Limited on a consolidated basis. Prior to the consummation of the Offering, the Company will engage in the Reorganization Transactions described in the Registration Statement pursuant to which the outstanding shares of IHS Holding Limited will be exchanged for ordinary shares of IHS Towers Limited, a holding company formed for the purpose of the Offering. Following the Reorganization Transactions and the Offering, the Company’s financial statements will present the financial position and results of operations of IHS Towers Limited and its consolidated subsidiaries.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.2. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.              The Company and IHS Holding Limited are not required by any jurisdiction outside the United States to prepare, and have not prepared, consolidated financial statements audited under any generally accepted auditing standards for any interim period.

2.              Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

3.              The Company does not anticipate that the audited financial statements of IHS Holding Limited for the year ended December 31, 2019 will be available until late March 2020.

4.              In no event will the Company seek effectiveness of its Registration Statement on Form F-1 if the audited financial statements of IHS Holding Limited are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-1 pursuant to Instruction 2 to Item 8.A.4.

IHS Towers Limited

/s/ Adam Walker
By:	Adam Walker
Title:	Chief Financial Officer